As filed with the Securities and Exchange Commission on January 22, 1997
                         Registration Statement No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             ----------------------

                                TOSCO CORPORATION
             (Exact name of registrant as specified in its charter)

               Nevada                                       95-1865716
    (State or other jurisdiction                         (I.R.S. employer
  of incorporation or organization)                   identification number)


                             72 Cummings Point Road
                           Stamford, Connecticut 06902
                                 (203) 977-1000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            WILKES McCLAVE III, Esq.
                    Senior Vice President and General Counsel
                             72 Cummings Point Road
                           Stamford, Connecticut 06902
                                 (203) 977-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------
                                    Copy to:

                             MARTIN H. NEIDELL, ESQ.
                            STROOCK & STROOCK & LAVAN
                              Seven Hanover Square
                            New York, N.Y. 10004-2594

                      -------------------------------------
          Approximate date of commencement of proposed sale to public:
From time to time after this Registration Statement becomes effective.
                      -------------------------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |-|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.x/

                             ----------------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------
                                                   Proposed
                                   Proposed        Maximum
Title of each Class                Maximum         Aggregate
of Securities to be  Amount to be  Offering Price  Offering     Amount of
Registered(1)        Registered(1) Per Unit(2)     Price(2)    Registration Fee
---------------------------------------------------------------------------
Debt Securities
---------------------------------------------------------------------------
Common Stock,
$.75 par value
---------------------------------------------------------------------------
Preferred Stock, $1.00
par value
---------------------------------------------------------------------------
Depositary Shares
representing Preferred
Stock
---------------------------------------------------------------------------
Total                $1,500,000,000 100%         $1,500,000,000 $454,545 (3)
---------------------------------------------------------------------------

(1) Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. The securities hereunder also include such indeterminate number of shares of Common Stock and Preferred Stock that may be issued upon conversion of convertible debt securities or convertible preferred stock.

(2) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the offering price of all securities registered hereunder.

(3) Estimated solely for purposes of calculating the registration fee. In no event will the aggregate maximum offering price of all securities issued under this Registration Statement exceed $1,500,000,000, or if any Debt Securities are issued with original issue discount, such greater amount as shall result in proceeds of $1,500,000,000 to the Registrant.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS (Subject to Completion)
Issued January 22, 1997

                                 $1,500,000,000
                                TOSCO CORPORATION

      DEBT SECURITIES, COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

          Tosco Corporation ("Tosco" or the "Company") may offer and issue from time to time up to $1,500,000,000 aggregate principal amount of its securities consisting of (i) one or more series of debentures, notes or other unsecured evidences of indebtedness (the "Debt Securities"), which may be either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), (ii) shares of its Common Stock, par value $.75 per share ("Common Stock"), (iii) shares of its Preferred Stock, par value $1.00 per share ("Preferred Stock") and (iv) shares of Preferred Stock represented by depositary shares (the "Depositary Shares"). The Debt Securities, Common Stock, Preferred Stock and Depositary Shares (collectively, the "Securities") may be offered, separately or together, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

          The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price, (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price,
(iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each Depositary Share and (iv) in the case of Debt Securities, the specific title, series, aggregate principal amount, maturity, rate (or manner of calculation thereof) and time of payment of interest, form (which may be registered or bearer or certificated or global), authorized denominations, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, covenants, whether they are senior or subordinate and any initial public offering price.

          The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, Securities covered by such Prospectus Supplement.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


          The Securities may be offered directly or through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. No Securities may be sold by the Company through agents, underwriters or dealers without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities. See "Plan of Distribution."

January   , 1997

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFER THAN THOSE TO WHICH THEY RELATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER OR UNDER THE PROSPECTUS SUPPLEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT OR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES SINCE THE RESPECTIVE DATES OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at 7 World Trade Center (13th Floor), New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661- 2511. Such reports and other information filed with the Commission may also be available at the Commission's site on the World Wide Web located at http://www.sec.gov. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc. and the Pacific Stock Exchange, Inc., on which exchanges the Company's Common Stock is listed.

          The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

          1.        Annual Report on Form 10-K for the year ended December 31,
                    1995.

          2.        Quarterly report on Form 10-Q for the quarter ended March
                    31, 1996.

          3. Quarterly report on Form 10-Q for the quarter ended June 30, 1996.

          4. Quarterly report on Form 10-Q for the quarter ended September 30, 1996.

          5. Current reports on Form 8-K filed on April 25, 1996, June 12, 1996 and December 27, 1996 and Form 8-K/A filed on August 12, 1996.

          6.        Proxy Statement for 1996 Annual Meeting of Stockholders.

          7. Proxy Statement dated January 10, 1997 for Special Meeting of Stockholders.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus and the Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Prospectus Supplement.

     The Company will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Joseph Watson, Investor Relations, Tosco Corporation, 72 Cummings Point Road, Stamford, Connecticut 06902 (telephone
(203) 977-1000).
                               ------------------

     IN CONNECTION WITH THE OFFERING OF THE SECURITIES DESCRIBED IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF SUCH SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   THE COMPANY

         Tosco is one of the largest independent refiners and marketers of petroleum products in the United States, operating principally on the East and West Coasts of the United States. Tosco, through its Avon Refinery located in the San Francisco Bay Area, Ferndale Refinery located on Puget Sound north of Seattle, and Bayway Refinery located in Linden, New Jersey, processes approximately 550,000 barrels per day of crude oil and other feedstocks into various petroleum products. Tosco also owns a refinery located in Trainer, Pennsylvania, near Philadelphia. Operations at this 150,000 barrel per day facility are currently suspended and the plant is undergoing a modernization and upgrading program which is expected to be completed in June 1997, when operations are expected to recommence. Through its retail distribution network, Tosco has approximately 8,000,000 gallons per day of retail fuel sales. Tosco has extensive distribution facilities and also engages in related commercial activities throughout the United States and internationally. With the acquisition of The Circle K Corporation in May 1996, Tosco is the nation's largest operator of company-controlled convenience stores. Tosco also has interests in oil shale properties in Colorado and Utah.

         On December 14, 1996, Tosco entered into a definitive agreement to acquire the West Coast petroleum refining, marketing and related supply and transportation assets of Union Oil Company of California ("Unocal"). See "Acquisition of Unocal Refining and Marketing Assets." Upon completion of the proposed acquisition, Tosco would be the largest independent refiner and marketer in the United States, with over 950,000 barrels per day of refining capacity and approximately 12,000,000 gallons per day of retail fuel sales through more than 5,300 sites.

         Tosco was incorporated under the laws of the State of Nevada in 1955. Its principal executive offices are located at 72 Cummings Point Road, Stamford, Connecticut 06902 and its telephone number is (203) 977-1000.

ACQUISITION OF UNOCAL REFINING AND MARKETING ASSETS

          On December 14, 1996, Tosco entered into a definitive Sale and Purchase Agreement (the "Agreement") with Unocal to acquire Unocal's West Coast petroleum refining, marketing and related supply and transportation assets for a purchase price of approximately $1.4 billion, plus the value of inventory as of the closing date (the "Acquisition"). In addition, Unocal will be entitled to receive contingent participation payments over the next seven years, up to a maximum amount of $250 million, if the margin on dealer tank wagons exceeds a base index and/or the differential between California Air Resources Board Phase II gasoline and conventional gasoline exceeds a base index. For a period of 25 years, Unocal will be responsible for environmental liabilities arising out of or relating to the period prior to the closing, except that Tosco will pay the first $7 million of such environmental liabilities each year, plus 40% of any amounts in excess of $7 million per year, with Unocal paying the remaining 60% each year. The aggregate maximum amount that Tosco may have to pay in total for 25 years for such environmental liabilities is limited to $200 million. Environmental liabilities assumed by Tosco pursuant to the Acquisition will be reserved for at the time of Acquisition.

         The assets to be acquired from Unocal include the following: two petroleum refining systems comprised of four sites in California with an aggregate throughput capacity of 250,000 barrels per day; a retail gasoline system, consisting of approximately 1,350 76-branded gasoline stations, approximately 1,100 of which are company-controlled, which currently sells over 100,000 barrels per day of gasoline and diesel fuel; a distribution system comprised of 13 company-owned oil storage terminals, three modern American-flag 40,000 deadweight-ton tankers and 1,500 miles of crude oil and product pipeline; the worldwide rights to the "76" and "Union 76" brands, together with the distinctive orange ball logo, in the petroleum refining and marketing businesses, except for pre-existing license grants relating to 76 Truckstops and to Uno-Ven; and Unocal's lubricants manufacturing, distribution and marketing business.

         Consummation of the Acquisition is subject to the satisfaction of a number of conditions, including obtaining governmental regulatory approvals, approval by Tosco's stockholders of an amendment to its charter to allow for the issuance of additional shares of Tosco's Common Stock and the satisfaction of other conditions normally contained in transactions of this type. Pursuant to the Agreement, on January 15, 1997, Tosco deposited into an escrow account $1 billion in cash or equivalents and the right to receive $400 million of Common Stock of Tosco. Tosco will not be required to issue Common Stock having a value of less than $45 per share. The number of shares of Common Stock to which Unocal will be entitled will be determined based on the average Tosco stock prices for the ten days preceding the date Unocal would be entitled to receive such shares. If the price is below $45 per share, each of Tosco and Unocal will have specified rights. If the charter amendment is not approved and Tosco does not elect to pay the entire purchase price in cash, either party has the right to terminate the Agreement and Unocal would receive a $20 million break-up fee. If Unocal receives shares of Common Stock, it will be granted registration rights to sell such shares and will enter into an agreement with Tosco restricting its right to sell such shares or acquire additional shares, agreeing to vote such shares at all stockholder meetings in proportion to the votes of other stockholders and undertaking not to take or influence the control of Tosco.

         The Acquisition is presently expected to close in the first quarter of 1997. There is no assurance that the Acquisition will be consummated.

RECENT FINANCINGS

          In December 1996, Tosco Financing Trust, a Delaware statutory business trust (the "Trust"), sold an aggregate of 6 million 5-3/4% trust convertible preferred securities (the "Convertible Preferred Securities") for a total sales price of $300 million in cash. Tosco owns all the common securities of the Trust. The proceeds received by the Trust from the sale of the Convertible Preferred Securities were used by the Trust to acquire $300 million of 5-3/4% Convertible Junior Subordinated Debentures due December 15, 2026 of Tosco. The Convertible Preferred Securities are convertible at any time from and after March 15, 1997 and prior to December 15, 2026 into shares of Common Stock of Tosco at an initial conversion rate of .50633 shares of Tosco Common Stock for each Convertible Preferred Security (equivalent to a conversion price of $98.75 per share of Tosco Common Stock). The conversion price will be reset if the Acquisition is terminated or not consummated on or prior to December 31, 1997. The proceeds were used to pay down borrowings under Tosco's Credit Agreement (as defined herein) and to the payment of $100 million of 9% First Mortgage Bonds due March 15, 1997.

         On January 14, 1997, Tosco sold an aggregate of $600 million of notes (the "Notes"), consisting of $200 million of 7.25% notes due 2007, $300 million of 7.80% debentures due 2027 and $100 million of 7.90% debentures due 2047. The proceeds from the Notes will be used to finance the Acquisition and have been placed in escrow pursuant to the Agreement.

         On January 14, 1997, Tosco entered into an amended and restated revolving credit agreement (the "New Credit Agreement"), which expanded Tosco's existing revolving credit agreement (the "Credit Agreement") from $600 million to $1 billion. The increased amount of availability will be used to finance the Acquisition and for working capital purposes.

                                 USE OF PROCEEDS

         Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds to Tosco from the sale of the Securities offered hereby will be used for general corporate purposes, which may include financing the Acquisition. The balance of the cash portion of the purchase price for the Acquisition, including working capital, will come from Tosco's available cash, from borrowings under the New Credit Agreement, and from the net proceeds received from Tosco's sale of the Notes.

                RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         The following table sets forth the ratio of earnings to fixed charges for the periods indicated.

-----------------------   -----------------------------------------------------
   Nine Months Ended
     September 30,                        Years Ended December 31,

-----------------------   -----------------------------------------------------
     1996        1995          1995       1994      1993      1992        1991
-----------------------   -----------------------------------------------------
     3.28x      2.08x          2.49x      2.83x     3.28x     2.71x       3.55x



         The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

------------------------   ----------------------------------------------------
   Nine Months Ended
     September 30,                        Years Ended December 31,
------------------------   ----------------------------------------------------
    1996       1995              1995      1994      1993      1992       1991
------------------------   ----------------------------------------------------
    3.28x     2.08x              2.49x    2.31x     2.25x     1.42x       2.78x


         For the purpose of computing the above ratios, earnings consist of consolidated income from operations before income taxes and fixed charges. Fixed charges consist of interest on outstanding debt, one third (the proportion deemed representative of the interest factor) of net rentals and amortization of debt discount and expense. Fixed charges and preferred stock dividends include the foregoing, plus dividends on preferred stock adjusted to a pre-tax basis.

                         DESCRIPTION OF DEBT SECURITIES

         The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Securities") and the extent, if any, to which such general provisions may not apply thereto will be described in the Prospectus Supplement relating to such Offered Securities.

         The Senior Debt Securities are to be issued in one or more series (each such series a "Series") under an Indenture dated as of May 1, 1996, to be supplemented by one or more supplemental indentures (the "Senior Indenture") between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"). The form of the Senior Indenture is included as an exhibit to the Registration Statement. The Subordinated Debt Securities are to be issued under a separate indenture to be entered into between the Company and the Trustee (the "Subordinated Indenture"). The form of Subordinated Indenture will be filed in connection with any offering of Subordinated Debt. The Senior Indenture and Subordinated Indenture are collectively referred to herein as the "Indentures."

GENERAL

         The Indentures do not limit the amount of Debt Securities which can be issued thereunder and provide that debt securities of any Series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Indentures do not limit the amount of other indebtedness or securities which may be issued by the Company. All Senior Debt Securities will be unsecured and will not rank below any other unsecured indebtedness of the Company. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Debt of the Company, as described under "Subordination of Subordinated Debt Securities" and in the applicable Prospectus Supplement. The Trustee will authenticate and deliver Debt Securities executed and delivered to it by the Company as set forth in the Indentures.

          Reference is made to the Prospectus Supplement for the following and other possible terms of each Series of the Offered Securities in respect of which this Prospectus is being delivered: (i) the title of the Offered Securities; (ii) any limit upon the aggregate principal amount of the Offered Securities; (iii) if other than 100% of the principal amount, the percentage of their principal amount at which the Offered Securities will be offered; (iv) the date or dates on which the principal of the Offered Securities will be payable (or method of determination thereof); (v) the rate or rates (or method of determination thereof) at which the Offered Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which such interest will be payable, and the record dates for the determination of the holders to whom interest is payable; (vi) if other than as set forth herein, the place or places where the principal of and interest, if any, on the Offered Securities will be payable; (vii) the price or prices at which, the period or periods within which and the terms and conditions upon which Offered Securities may be redeemed, in whole or in part, at the option of the Company; (viii) the obligation, if any, of the Company to redeem, repurchase or repay Offered Securities, whether pursuant to any sinking fund or analogous provisions or pursuant to other provisions set forth therein or at the option of a holder thereof; (ix) the events of default or covenants relating to the Offered Securities, to the extent different from or in addition to those described herein; (x) whether the Offered Securities will be issued in certificated and/or book-entry form; (xi) whether the Offered Securities will be in registered or bearer form and the denominations thereof; (xii) whether the Debt Securities offered will be Senior Debt Securities or Subordinated Debt Securities; (xiii) if applicable, the terms of any right to convert Debt Securities into shares of Common Stock of the Company or other securities or property; and (xiv) any other terms or conditions not inconsistent with the provisions of the Indentures upon which the Offered Securities will be offered.

         Unless otherwise provided in the Prospectus Supplement relating to any Offered Securities, principal and interest, if any, will be payable, and the Debt Securities will be transferable and exchangeable, at the office or offices or agency maintained by the Company for such purposes, provided that payment of interest on the Debt Securities will be paid at such place of payment by check mailed to the persons entitled thereto at the addresses of such persons appearing on the Security Register. Interest on the Debt Securities will be payable on any interest payment date to the persons in whose name the Debt Securities are registered at the close of business on the record date with respect to such interest payment date.

         Unless otherwise set forth in the Prospectus Supplement, Debt Securities may be issued only in fully registered form in minimum denominations of $1,000 and any integral multiple thereof. Debt Securities may be exchanged for an equal aggregate principal amount of Debt Securities of the same Series and date of maturity in such authorized denominations as may be requested upon surrender of the Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Debt Securities will bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate, will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable Prospectus Supplement.

         The Indentures require the annual filing by the Company with the Trustee of a certificate as to compliance with all conditions and covenants contained in the Indentures.

         The Company will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the Company to purchase Offered Securities at the option of the holders thereof. Any such obligations applicable to a Series of Debt Securities will be described in the Prospectus Supplement relating thereto.

         Unless otherwise described in a Prospectus Supplement relating to any Offered Securities, there are no covenants or provisions contained in the Indentures which may afford the holders of Offered Securities protection in the event of a highly leveraged transaction involving the Company. Except as otherwise described in the Prospectus Supplement, any such covenants or provisions will not be subject to waiver by the Company's Board of Directors without the consent of the holders of not less than a majority in principal amount of Debt Securities of each Series as described under "Modification of the Indentures" below.

CONVERSION RIGHTS

     The terms on which Debt Securities of any Series are convertible into Common Stock or other securities or property will be set forth in the Prospectus Supplement relating thereto. Such terms shall include provisions as to whether conversion is mandatory or at the option of the holder and may include provisions pursuant to which the number of shares of Common Stock or other securities or property to be received by the Holders of Debt Securities would be calculated according to the market price of Common Stock or other securities or property as of a time stated in the applicable Prospectus Supplement.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

         Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

         The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt, including the Senior Debt Securities. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the Holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities.

         By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are not holders of Senior Debt or are Holders of Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Holders of the Subordinated Debt Securities.

         In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities.

         No payments on account of principal (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than stock and certain subordinated securities of the Company) upon conversion of a Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Subordinated Debt Security.

         "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent that such claim for post-petition interest is allowed in such proceeding), on indebtedness for borrowed money, whether incurred on or prior to the date of the Subordinated Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debt Securities or to other indebtedness for borrowed money which is pari passu with, or subordinated to, the Subordinated Debt Securities; provided, however, that Senior Debt shall not be deemed to include the Subordinated Debt Securities.

         The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to the other obligations of the Company. The Senior Debt Securities, when issued, will constitute Senior Debt.

         The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular Series.

GLOBAL SECURITY

         Unless otherwise set forth in the Prospectus Supplement, upon issuance, each Series of Debt Securities will be represented by a single global security (the "Global Security") which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and will be registered in the name of the Depositary or a nominee of the Depositary.

          Upon the issuance of the Global Security, the Depositary or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by the Global Security to the accounts of persons that have accounts with such Depositary ("Participants"). Such accounts shall be designated by the underwriters, if any. Ownership of beneficial interests in the Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

         So long as the Depositary, or its nominee, is the registered owner of the Global Security, the Depositary or the nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the Global Security for all purposes under the Indentures. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have any of the individual Debt Securities represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indentures.

         Payments of principal of (and premium, if any) and interest (if any) on individual Debt Securities represented by the Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any Paying Agent, or the Securities Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company has been advised by the Depositary that, upon receipt of any payment of principal, premium or interest in respect of the Global Security, the Depositary immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Security as shown on the records of the Depositary. Payments by Participants to owners of beneficial interests in the Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

          If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities in definitive registered form in exchange for the Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities in definitive registered form in exchange for the Global Security for such Series. Further, if the Company so specifies with respect to the Debt Securities of a Series, an owner of a beneficial interest in the Global Security may, on terms acceptable to the Company, the Trustee and the Depositary, receive Debt Securities in definitive registered form in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery of Debt Securities in definitive registered form equal in principal amount to such beneficial interest. Debt Securities in definitive registered form of such Series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

         Except as provided above, owners of beneficial interests in the Global Security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purposes under the Indentures. Accordingly, each person owning a beneficial interest in a Global Security for a Series of Debt Securities must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of such securities under the Indentures. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indentures. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in the Global Security desires to give or take any action to which a holder is entitled to give or take under the Indentures, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the underwriters, if any), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or the representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

COVENANTS

         Any applicable covenants with respect to the Offered Securities will be described in the Prospectus Supplement.

EVENTS OF DEFAULT

         As to any Series of Debt Securities, the Indentures define the following events as "Events of Default": (a) failure to pay interest on any Debt Security of such Series after the interest becomes due and payable and continuance of such default for a period of 30 days (with respect to Subordinated Debt Securities whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture); (b) failure to pay all or any portion of the principal of any Debt Security of such Series when such principal becomes due and payable at maturity without any grace period (with respect to Subordinated Debt Securities whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture); (c) default in the performance, or breach, of any other covenant of the Company for the benefit of the Debt Securities of such Series that continues for a period of 30 days (or such other period specified in such other document) after written notice of such default has been given (i) to the Company by the Trustee or (ii) to the Company and the Trustee by the holders of at least 25% of the Debt Securities of such Series then outstanding; or (d) certain events of bankruptcy, insolvency, or reorganization which are voluntary or, if involuntary, continue for a period of 90 days.

         Additional Events of Default may be added for the benefit of holders of certain Series of Debt Securities or the Events of Default may be changed, which additions or changes will be described in the Prospectus Supplement relating to such Debt Securities. The Indentures provide that the Trustee shall notify the holders of Debt Securities of each Series of any continuing default known to the Trustee which has occurred with respect to that Series within 90 days after the occurrence thereof. The Indentures provide that notwithstanding the foregoing, except in the case of default in the payment of the principal of or interest on any of the Debt Securities of such Series the Trustee may withhold such notice if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of Debt Securities of such Series.

         The Indentures provide that if an Event of Default (other than an Event of Default described in clause (d) above) with respect to any Series of Debt Securities shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of Debt Securities of that Series then outstanding may declare the principal amount of, and accrued and unpaid interest on, all Debt Securities of that Series to be due and payable immediately. Upon certain conditions such acceleration may be annulled. The Indentures provide that if an Event of Default described in clause (d) shall have occurred and be continuing, the principal amount of (and accrued and unpaid interest on) all Debt Securities of all Series shall ipso facto become due and payable immediately, without any declaration or other act on the part of the Trustee or any holder. Any past defaults and the consequences thereof (except a default in the payment of principal of or interest on Debt Securities of that Series) may be waived by the holders of a majority in principal amount of the Debt Securities of that Series then outstanding. The Indentures also permit the Company not to comply with certain covenants in the Indentures with respect to Debt Securities of any Series upon waiver by the holders of a majority in principal amount of the Debt Securities of such Series then outstanding.

          Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default with respect to any Series of Debt Securities shall occur and be continuing, the Trustee shall not be under any obligation to exercise any of the trust powers vested in it by the Indentures at the request or direction of any of the holders of that Series, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of a majority in aggregate principal amount of the Debt Securities of each Series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indentures or exercising any trust power conferred on the Trustee with respect to the Debt Securities of that Series; provided that the Trustee may refuse to follow any direction which is in conflict with any law or the Indentures and subject to certain other limitations.

         No holder of any Debt Securities of any Series will have any right by virtue or by availing of any provision of the Indentures to institute any proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Indentures or for any remedy thereunder, unless such holder shall have previously given the Trustee written notice of an Event of Default with respect to Debt Securities of that Series and unless also the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that Series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and the Trustee shall have failed to institute such proceeding within 60 days after its receipt of such request, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that Series a direction inconsistent with such request. However, the right of a holder of any Debt Security to receive payment of the principal of and any interest on such Debt Security on or after the due dates expressed in such Debt Security, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

         The Indentures provide that the Company may consolidate with, or sell, convey or lease all or substantially all of its assets to, or merge with or into any other corporation, if (i) either the Company is the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the due and punctual payment of the principal of and interest on all the Debt Securities outstanding under the Indentures according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the Indentures to be performed or observed by the Company and (ii) immediately after such merger or consolidation, or such sale, conveyance or lease, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

SATISFACTION AND DISCHARGE OF INDENTURES

          The Indentures with respect to any Series (except for certain specified surviving obligations including, among other things, the Company's obligation to pay the principal of and interest on the Debt Securities of such Series) will be discharged and cancelled upon the satisfaction of certain conditions, including the payment of all principal of and interest on all the Debt Securities of such Series or the deposit with the Trustee of cash or appropriate Government Obligations or a combination thereof sufficient for such payment or redemption in accordance with the Indentures and the terms of the Debt Securities of such Series.

MODIFICATION OF THE INDENTURES

         The Indentures contain provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each Series at the time outstanding under the Indentures, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indentures or any supplemental indenture with respect to the Debt Securities of such Series or modifying in any manner the rights of the holders of the Debt Securities of such Series; provided that no such supplemental indenture may (i) extend the stated maturity of the principal of any Debt Security, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereof, or reduce any amount payable on redemption thereof (including any amount with respect to original issue discount), or reduce the amount of original issue discount security payable upon acceleration or provable in bankruptcy, or impair or affect the right of any holder of Debt Securities to institute suit for payment thereof, or, if the Debt Securities provide therefor, any right of repayment at the option of the holders of the Debt Securities, without the consent of the holder of each Debt Security so affected, (ii) reduce the aforesaid percentage of Debt Securities of such Series, the consent of holders of which is required for any such supplemental indenture, without the consent of the holders of all Debt Securities of such Series so affected or (iii) in the case of Subordinated Debt Securities, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities. Additionally, in certain prescribed instances, including the establishment of the forms or terms of Debt Securities of any Series, the Company and the Trustee may execute supplemental indentures without the consent of the holders of Debt Securities.

DEFEASANCE AND COVENANT DEFEASANCE

          The Indentures provide, if such provision is made applicable to the Debt Securities of any Series, that the Company may elect either (a) to terminate (and be deemed to have satisfied) all its obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to compensate and indemnify the Trustee and to punctually pay or cause to be paid the principal of, and interest on, all Debt Securities of such Series when due) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities upon the deposit with the Trustee, in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and interest, if any, on the outstanding Debt Securities of such Series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indentures) with regard to certain matters, including an opinion to the effect that the holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. The Prospectus Supplement may further describe these or other provisions, if any, permitting defeasance or covenant defeasance with respect to the Debt Securities of any Series.

CERTAIN DEFINITIONS

         The terms set forth below are defined in the Indentures as follows:

         "Government Obligations" means, unless otherwise specified pursuant to the Indentures, securities which are (i) direct obligations of the United States government for which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by, or acting as an agency or instrumentality of, the United States government, the payment of which obligations is unconditionally guaranteed by the United States government, and which, in either case, are full faith and credit obligations of the United States government, and which are not callable or redeemable at the option of the issuer thereof prior to their stated maturity.

         "Subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of the outstanding capital stock (or other interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, general partners, managers, managing members, managing partners or trustees thereof or, if such persons are not elected, to vote on any matter that is submitted to the vote of all persons holding ownership interests in such entity) is at the time owned or controlled, directly or indirectly, by (i) the Company, (ii) the Company and one or more Subsidiaries or (iii) one or more Subsidiaries.

APPLICABLE LAW

         The Debt Securities and the Indentures will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

         The Trustee may provide various commercial banking services to the Company from time to time. Upon the occurrence of an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default, or upon the occurrence of a default under such other indenture, the Trustee may be deemed to have a conflicting interest with respect to the Debt Securities for purposes of the Trust Indenture Act of 1939 and, unless the Trustee is able to eliminate any such conflicting interest, the Trustee may be required to resign as Trustee under either the Subordinated Indenture or the Senior Indenture. In that event, the Company would be required to appoint a successor trustee for such Indenture.


                         DESCRIPTION OF PREFERRED STOCK
GENERAL

         The Company is authorized to issue 12,000,000 shares of Preferred Stock, $1.00 par value per share, of which no Preferred Stock was outstanding at the date hereof. Subject to the limitations prescribed by the Articles of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors.

         The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation and Bylaws and any applicable certificate of designations supplementary to the Articles of Incorporation designating terms of a series of Preferred Stock which will be filed with the Commission in connection with the offering of such series of Preferred Stock.

         The issuance of Preferred Stock could adversely affect the voting power, dividend rights and other rights of holders of Common Stock. Issuance of Preferred Stock also could, depending on the terms of such issue, either impede, delay, prevent or facilitate a merger, tender offer or change in control of the Company. Although the Board of Directors is required to make a determination as to the best interests of the stockholders of the Company when issuing Preferred Stock, the Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in the best interests of the Company or in which stockholders might receive a premium for their shares over the then prevailing market price. Management believes that the availability of Preferred Stock will provide the Company with increased flexibility in structuring possible further financing and acquisitions and in meeting other needs that might arise.

TERMS

         The Preferred Stock offered hereby will be issued in one or more series. The Preferred Stock will, when issued, be fully paid and nonassessable by the Company and will have no preemptive rights.

         Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including:


          (1)  The title and stated value of such Preferred Stock;

          (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

          (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

          (6)  The provision for a sinking fund, if any, for such Preferred
               Stock;

          (7) The provision for redemption, if applicable, of such Preferred Stock;

          (8)  Any listing of such Preferred Stock on any securities exchange;

          (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

          (10) Whether interests in such Preferred Stock will be represented by Depositary Shares;

          (11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

          (12) A discussion of federal income tax considerations applicable to such Preferred Stock;

          (13) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company; and

          (14) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

RANK

          Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

         Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination. Such rates may be variable or fixed or both. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company. Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement.

         If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

          Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current divided period, no dividends (other than in shares of Common Stock or other capital shares ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

REDEMPTION

         The terms, if any, on which shares of a series of Preferred Stock may be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, will be set forth in the Prospectus Supplement applicable to such series.

RIGHTS UPON LIQUIDATION

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, then, before any distribution or payment shall be made to the holders of Common Stock or any other class or series of capital shares of the Company ranking junior to such series of Preferred Stock, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to accrued and unpaid dividends for the then current dividend period and, if such series of Preferred Stock is cumulative, for all dividend periods prior thereto, all as set forth in the Prospectus Supplement with respect to such shares.

VOTING RIGHTS

         Holders of the Preferred Stock will not be entitled to vote, except as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

CONVERSION RIGHTS

          The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

SHAREHOLDER LIABILITY

         Applicable Nevada law provides that no shareholder, including holders of Preferred Stock, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

REGISTRAR AND TRANSFER AGENT

         The registrar and transfer agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.


                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

          The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by the Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

          The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the Preferred Stock Depositary, the Company will cause the Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request.

DIVIDENDS AND OTHER DISTRIBUTIONS

          The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

          In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that is it not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF STOCK

          Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption), the holders thereof will be entitled to delivery at such office, to or upon such holders' order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

          Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company.

          From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

          Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or wilful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

          In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

          The Depositary Shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of capital stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

          The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Deposit Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

          The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the Preferred Stock Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Stock Depositary with respect to such Depositary Receipt. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into capital stock of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

          The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

          The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

          The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

          Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

          In the event the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.


                           DESCRIPTION OF COMMON STOCK

GENERAL

          The authorized capital stock of the Company includes 50 million shares of Common Stock, $.75 par value per share. At December 27, 1996 there were 43,671,907 shares of Common Stock outstanding.

          The holders of Common Stock are entitled to one vote for each share held and have the sole right and power to vote in all matters on which a vote of stockholders is taken, except as otherwise provided by statute and subject to voting rights of any holders of Preferred Stock. Subject to the rights of any holders of Preferred Stock, the holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or winding up of Tosco, subject to the rights of the holders of any shares of Preferred Stock, the holders of Common Stock are entitled to receive the net assets of Tosco in proportion to the respective number of shares held by them. The holders of Common Stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of Common Stock are not subject to further call or redemption and all outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

         All shares of Common Stock issued and sold will be duly authorized, fully paid, and non-assessable. The Company has paid quarterly dividends since 1989.


REGISTRAR AND TRANSFER AGENT

        The Registrar and Transfer Agent for the Common Stock is Boston EquiServe, Boston, Massachusetts.

                              PLAN OF DISTRIBUTION

         The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

         Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as their agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

         Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, are set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

          If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as their agents to solicit offers by certain institutions to purchase Securities from them at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

         The Securities (other than Common Stock) will be a new issue of securities with no established trading market. If so indicated in the applicable Prospectus Supplement, any underwriters or agents to or through whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters and agents will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities, other than Common Stock.

         Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the Securities offered hereby will be passed upon for the Company by Stroock & Stroock & Lavan of New York, New York.

                                     EXPERTS

         The consolidated balance sheets of Tosco as of December 31, 1995 and 1994, and the consolidated statements of income, common shareholders' equity (deficit) and cash flows, and the financial statement schedules, for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

          The consolidated balance sheets of 76 Products Company and subsidiaries (a division of Union Oil Company of California) as of September 30, 1996 and December 31, 1995 and the related consolidated statements of operations, cash flows and parent company investment for the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the estimated expenses in connection with the issuance and distribution of the Registrant's securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant:


   Securities and Exchange Commission registration fee              $  454,545
   Printing and engraving expenses .............................        75,000
   Legal fees and expenses .....................................        75,000
   Accounting fees and expenses ................................        50,000
   Blue Sky fees and expenses ..................................        10,000
   Trustee's Fees ..............................................        10,000
   Miscellaneous expenses ......................................        25,455
       Total ...................................................    $  700,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Restated Articles of Incorporation of the Registrant provide that the Registrant shall, to the fullest extent provided by the Nevada General Corporation Law (the "Nevada GCL"), indemnify any and all persons whom it shall have the power to indemnify under the Nevada GCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by the Nevada GCL. The indemnification provided for in the Registrant's Restated Articles of Incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors, statute, rule or by common law or otherwise.

         The By-Laws of the Registrant also provide certain indemnification rights to the Directors and officers of the Registrant.

         The Registrant continues to maintain Directors and officers liability insurance policies. The Registrant presently carries $14 million of such coverage under a policy maintained with a wholly-owned subsidiary of the Registrant engaged in the insurance business in Bermuda. In addition, the Registrant carries $50,000,000 of Directors and officers liability coverage under policies maintained with private unaffiliated insurance carriers. The insurance subsidiary has deposited in trust the insurance premiums received by it from the Registrant which will be used to pay losses which are covered by the insurance policy issued by such subsidiary.

          The Restated Articles of Incorporation of the Registrant include a provision which eliminates the liability of Directors and officers to the Registrant or its stockholders for damages for breaches of their fiduciary duty, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) for the payment of dividends in violation of the provisions of the Nevada GCL which provide that directors who, willfully or with gross negligence, permit the payment of a dividend or the making of a distribution other than as permitted by the Nevada GCL are jointly and severally liable for the lesser of the amount of the dividend or the loss sustained by reason of the dividend or other distribution to stockholders.

         Under Nevada law, absent the foregoing provision, Directors and officers would be liable for negligence or misconduct in the performance of their duties to the Registrant. The provision absolves Directors and officers of liability for negligence, including gross negligence, in the performance of their duties. They will remain liable for acts or omissions which involve intentional misconduct, fraud, a knowing violation of law or a violation of the provision referred to above concerning payment of dividends. The provision has no effect on the availability of equitable remedies such as injunction or rescission upon breach of such duty. In addition, the Registrant understands that the Commission takes the position that the provision will not affect the liability of such persons under the federal securities laws. The Commission's position appears to be that (1) the Nevada law authorizing this provision by its terms only permits the elimination or limitation for breach of fiduciary duty as a director or officer, which is a state law liability and not one imposed by the federal securities laws, and (2) the federal securities laws preempt attempts by the states to limit liability for violations of such laws. However, these issues have not been litigated and are unresolved at the present time. The Nevada law authorizing this provision does not state whether charter amendments adopted pursuant thereto will apply prospectively only or whether they will also apply to acts or omissions which are alleged to have occurred prior to their adoption and the Nevada courts have not addressed such issue. In the event that such amendments are determined by the Nevada courts to apply retroactively, the Registrant intends the provision to have such retroactive application.

         Registrant has entered into indemnification agreements with its Directors which provide them with certain indemnification rights.

ITEM 16.  EXHIBITS.

4.1 - Indenture between Registrant and State Street Bank and Trust Company, as Trustee, relating to Senior Debt Securities (including form of Senior Debt Security). Incorporated by reference to Registration Statement on Form S-3 (File No. 333-2521). ("1996 S-3")

4.2 - Indenture between the Registrant and State Street Bank and Trust Company, as Trustee, relating to Subordinated Debt Securities (1).

4.3     - Form of Designating Amendment for Preferred Stock (1).

4.4     - Form of Preferred Stock Certificate (1).

4.5     - Form of Deposit Agreement (1).

5.1     - Opinion of Stroock & Stroock & Lavan as to the legality of the
          Securities.

12.1 - Statement regarding computation of ratio of earnings to fixed charges.

12.2 - Statement regarding computation of ratio of earnings to fixed charges and preferred stock dividends.

23.1    - Consent of Stroock & Stroock & Lavan (included in Exhibit 5).

23.2    - Consent of Coopers & Lybrand L.L.P.

23.3    - Consent of Coopers & Lybrand L.L.P.

24      - Power of attorney (included on signature page of this Registration
          Statement).

25      - Statement of Eligibility and Qualification under the Trust Indenture
          Act of 1939 on Form T-1 of State Street Bank and Trust Company. Incorporated by reference to Exhibit 25 to 1996 S-3. ---------------
          (1) To be incorporated by reference in connection with any offering of Subordinated Debt Securities or Preferred Stock.

ITEM 17.  UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:
         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)      The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (e) The undersigned Registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the Registrant after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the Registrant and no reoffering of such securities by the purchasers is proposed to be made.

         (f) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the "Act"), in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on January 22, 1997.


                                   TOSCO CORPORATION

                                   By: /s/
                                       Thomas D. O'Malley
                                       Chairman of the Board of Directors
                                       and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas D. O'Malley, Jefferson F. Allen and Wilkes McClave III, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) of and supplements to this Registration Statement and any Registration Statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Signature                          Title                      Date

_/s/______________________      Chairman of the Board         January 22, 1977
    Thomas D. O'Malley           of Directors and
                               Chief Executive Officer

_/s/______________________     Principal Financial Officer    January 22, 1997
    Jefferson F. Allen             and Director

_/s/______________________     Principal Accounting Officer   January 22, 1997
    Robert I. Santo


_/s/______________________     Director                       January 22, 1997
    Joseph B. Carr


_____________________          Director                       January   , 1997
    Patrick M. deBarros

_______________________        Director                       January   , 1997
    Houston I. Flournoy

_/s/______________________     Director                       January 22, 1997
    Clarence G. Frame

_/s/______________________     Director                       January   , 1997
    Edmund A. Hajim

_/s/______________________     Director                       January 22, 1997
    Joseph P. Ingrassia

_   ______________________     Director                       January 22, 1997
    Charles J. Luellen

_/s/______________________     Director                       January 22, 1997
    Mark R. Mulvoy

                                  Exhibit Index

Exhibit                            Description

4.1        -      Indenture between Registrant and State Street Bank and
                  Trust Company, as Trustee, relating to Senior Debt Securities
                  (including form of Senior Debt Security). Incorporated by reference to Registration Statement on Form S-3
                  (File No. 333-2521).  ("1996 S-3")

4.2        -      Indenture between the Registrant and State Street Bank and
                  Trust Company, as Trustee, relating to Subordinated Debt
                  Securities (1).

4.3        -      Form of Designating Amendment for Preferred Stock (1).

4.4        -      Form of Preferred Stock Certificate (1).

4.5        -      Form of Deposit Agreement (1).

5.1        -      Opinion of Stroock & Stroock & Lavan as to the
                  legality of the Securities.

12.1       -      Statement regarding computation of ratio of earnings
                  to fixed charges.

12.2       -      Statement regarding computation of ratio of earnings
                  to fixed charges and preferred stock dividends.

23.1       -      Consent of Stroock & Stroock & Lavan (included in
                  Exhibit 5).

23.2       -      Consent of Coopers & Lybrand L.L.P.

23.3       -      Consent of Coopers & Lybrand L.L.P.

24         -      Power of attorney (included on signature page of this
                  Registration Statement).

25         -      Statement of Eligibility and Qualification under the Trust
                  Indenture Act of 1939 on Form T-1 of State Street Bank and Trust Company. Incorporated by reference to Exhibit 25 to 1996 S-3.

(1) To be incorporated by reference in connection with any offering of Subordinated Debt Securities or Preferred Stock.